Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 23, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of New York Mortgage Trust, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of New York Mortgage Trust, Inc. on Forms S-3 (File No. 333-258589 and File No. 333-186016) and on Forms S-8 (File No. 333-257146, File No. 333-232452 and File No. 333-218165).

/s/ Grant Thornton LLP

New York, New York
February 23, 2024